SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT, dated as of February 18, 2008, is made by and among GENESIS HOLDINGS, INC., a Nevada corporation (the "Acquiror Company"), BIOAUTHORIZE, INC., a Colorado corporation ("Bioauthorize"), and each of the persons listed on Exhibit A as a Bioauthorize Shareholder (collectively, the "Bioauthorize Shareholders," and individually a "Bioauthorize Shareholder").

BACKGROUND

The Bioauthorize Shareholders have agreed to transfer to the Acquiror Company, and the Acquiror Company has agreed to acquire from the Bioauthorize Shareholders, all of the issued and outstanding shares of Bioauthorize (the "Bioauthorize Shares"), in exchange for 20,000,000 shares of the Acquiror Company's Common Stock (the "Exchange Shares"), which Exchange Shares shall constitute 80% of the issued and outstanding shares of Acquiror Company's Common Stock immediately after the closing of the transactions contemplated herein, in each case, on the terms and conditions as set forth herein.

ARTICLE I.
DEFINITIONS

Section 1.1 Unless the context otherwise requires, the terms defined in this Article 1 will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

"Acquiror Company Balance Sheet" means the Acquiror Company's unaudited condensed consolidated balance sheet at September 30, 2007.

"Acquiror Company Board" means the Board of Directors of the Acquiror Company.

"Acquiror Company Common Stock" means the Acquiror Company's common stock, par value $0.001 per share.

"Acquiror Company Controlling Persons" means Jason Pratte and Larry Don Bankston.

"Acquiror Company Subsidiary" means Genesis Land, Inc., a Nevada corporation that is wholly owned by the Acquiror Company.

"Affiliate" means any Person that directly or indirectly controls, is controlled by or is under common control with the indicated Person.

"Agreement" means this Share Exchange Agreement, including all Schedules and Exhibits hereto, as this Share Exchange Agreement may be from time to time amended, modified or supplemented by agreement of the parties.

"Bioauthorize Board" means the Board of Directors of Bioauthorize.

"Bioauthorize Indemnifying Shareholders" means Yada Schneider, Gerald Van Wie and Neil Van Wie.

"Bioauthorize Shares" means the 115,856 issued and outstanding shares of common stock of Bioauthorize, and the 16,279 issued and outstanding shares of Class A preferred stock of Bioauthorize, all of which are held of record by the Bioauthorize Shareholders.

"Closing Date" has the meaning set forth in Article III.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Commission" means the United States Securities and Exchange Commission or any other federal agency then administering the Securities Act or any successor statute.

"Company Indemnified Party" has the meaning set forth in Section 11.2.

"Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Damages" means the actual losses, damages, liabilities, penalties, Taxes, interest and expenses (including reasonable attorneys' fees and disbursements and other out-of-pocket expenses and costs incurred in connection with mitigating the Loss and investigating, preparing, settling or defending any pending or threatened action, claim or proceeding (including those brought by third Persons)).

"Disclosure Schedule" means the several schedules referred to and identified herein, setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement.

"Environmental Laws" means any Law or other requirement relating to the environment, natural resources, or public or employee health and safety.

"Environmental Permit" means all licenses, permits, authorizations, approvals, franchises and rights required under any applicable Environmental Law or Order.

"Equity Security" means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

"Exchange" has the meaning set forth in Section 2.1.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same are in effect from time to time.

"Exchange Shares" means the shares of Acquiror Company Common Stock being issued to the Bioauthorize Shareholders pursuant hereto.

"Exhibits" means the several exhibits referred to and identified in this Agreement.

"GAAP" means, with respect to any Person, United States generally accepted accounting principles applied on a consistent basis with such Person's past practices.

"Governmental Authority" means any federal or national, state or provincial, municipal or local government governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether United States or non-United States with jurisdiction over any party hereto.

"Indebtedness" means any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

"Intellectual Property" means all industrial and intellectual property, including, without limitation, all United States and non-United States patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

"Intellectual Property Assets" has the meaning set forth in Section 5.17 below.

"Laws" means, with respect to any Person, any United States or non-United States federal, national, state, provincial, local, municipal, international, multilateral or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

"Material Acquiror Company Contract" means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of the Acquiror Company, of the type and nature that the Acquiror Company is required to file with the Commission.

"Material Adverse Effect" means, when used with respect to the Acquiror Company or Bioauthorize, as the case may be, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the Acquiror Company or Bioauthorize, as the case may be, in each case taken as a whole or (b) materially impair the ability of the Acquiror Company or Bioauthorize (or the Bioauthorize Shareholders), as the case may be, to perform its (or their) obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the Acquiror Company or Bioauthorize, as the case may be, operate.

"Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

"Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

(a)  such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority); in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

"Permitted Liens" means (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant Person has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen's compensation laws or similar Laws, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant Person has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant Person which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and (d) Liens that would not have a Material Adverse Effect.

"Person" means all natural persons, corporations, business trusts, associations, companies, general partnerships, limited partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

"Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

"Related Person" means, with respect to a particular individual:

(a) each other member of such individual's Family;

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

(c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

"Rule 144" means Rule 144 under the Securities Act, as the same may be amended from time to time, or any similar or successor rule or regulation hereafter adopted by the Commission.

“Schedule 14F Filing” means an information statement to be filed by the Acquiror Company on Schedule 14F under the Exchange Act following the Closing.

"SEC Documents" has the meaning set forth in Section 6.26.

"Section 4(2)" means Section 4(2) of the Securities Act, as the same may be amended from time to time, or any successor statute.

"Securities Act" means the Securities Act of 1933, as amended, or any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

"Subsidiary" means, with respect to any Person, any other Person of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests, or (iii) the capital or profit interests of such Person; or (b) otherwise has the power to control such Person.

"Survival Period" has the meaning set forth in Section 11.1.

"Tax" or "Taxes" means all United States, other applicable federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing.

"Tax Group" means any United States and other applicable federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Acquiror Company is now or was formerly a member.

"Tax Return" means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Transaction Documents" means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

"United States" means the United States of America.

"United States Dollars" or "US $" or "$" means the currency of the United States of America.

ARTICLE II.
EXCHANGE OF BIOAUTHORIZE SHARES AND SHARE CONSIDERATION

Section 2.1 Share Exchange. At the Closing, each Bioauthorize Shareholder shall transfer to the Acquiror Company the number of Bioauthorize Shares set forth opposite each such Bioauthorize Shareholder's name on Exhibit A, and, in consideration therefor, the Acquiror Company shall issue to such Bioauthorize Shareholder the number of Exchange Shares set forth opposite each Bioauthorize Shareholder's name on Exhibit A (the "Exchange"), which issuance by the Acquiror Company shall be effected by delivery of stock certificates representing the Exchange Shares to the Bioauthorize Shareholders within seven (7) days following the Closing.

Section 2.2 Tax Withholding. The Acquiror Company shall be entitled to deduct and withhold from the Exchange Shares otherwise deliverable to the Bioauthorize Shareholders pursuant to this Agreement such amounts as the Acquiror Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Bioauthorize Shareholder in respect of which such deduction and withholding was made.

Section 2.3 Section 368 Reorganization. For United States federal income tax purposes, the Exchange is intended to constitute a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Exchange as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to the Closing Date has or may have on any such reorganization status. The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section 368 of the Code.

Section 2.4 Directors and Officers of the Acquiror Company at the Closing Date. Effective as of the Closing Date, one director of the Acquiror Company shall resign and the remaining two directors of the Acquiror Company shall appoint Yada Schneider as a member of the Acquiror Company Board. Also effective as of the Closing Date, the directors of the Acquiror Company shall appoint the following officers of the Acquiror Company - Yada Schneider, President and CEO, G. Neil Van Wie, Vice President and CFO, and Gerald B. Van Wie, Vice President and COO, and all current officers of the Acquiror Company shall resign.

ARTICLE III.
CLOSING DATE

The closing of the Exchange will occur on February 18, 2008 or at such later or earlier date as all of the closing conditions set forth in Articles VIII and IX have been satisfied or waived and as the parties have unanimously agreed (the "Closing Date").

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE BIOAUTHORIZE
SHAREHOLDERS

Each Bioauthorize Shareholder, severally and not jointly, hereby represents and warrants to the Acquiror Company that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Disclosure Schedule accompanying this Agreement and initialed by the parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV.

Section 4.1 Authority. Such Bioauthorize Shareholder has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which such Bioauthorize Shareholder is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which such Bioauthorize Shareholder is a party, and to perform such Bioauthorize Shareholder's obligations under this Agreement and each of the Transaction Documents to which such Bioauthorize Shareholder is a party. This Agreement has been, and each of the Transaction Documents to which such Bioauthorize Shareholder is a party will be, duly and validly authorized and approved, executed and delivered by such Bioauthorize Shareholder. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than such Bioauthorize Shareholder, this Agreement is, and each of the Transaction Documents to which such Bioauthorize Shareholder is a party have been, duly authorized, executed and delivered by such Bioauthorize Shareholder and constitutes the legal, valid and binding obligation of such Bioauthorize Shareholder, enforceable against such Bioauthorize Shareholder in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 4.2 No Conflict. Neither the execution or delivery by such Bioauthorize Shareholder of this Agreement or any Transaction Document to which such Bioauthorize Shareholder is a party, nor the consummation or performance by such Bioauthorize Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such Bioauthorize Shareholder is a party or by which the properties or assets of such Bioauthorize Shareholder are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which such Bioauthorize Shareholder, or any of the properties or assets of such Bioauthorize Shareholder, may be subject.

Section 4.3 Ownership of Bioauthorize Shares. Such Bioauthorize Shareholder owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the Acquiror Company pursuant to this Agreement, such Bioauthorize Shareholder's Bioauthorize Shares free and clear of any and all Liens. There are no options, rights, voting trusts, shareholder agreements or any other contracts or understandings to which such Bioauthorize Shareholder is a party or by which such Bioauthorize Shareholder or such Bioauthorize Shareholder's Bioauthorize Shares are bound with respect to the issuance, sale, transfer, voting or registration of such Bioauthorize Shareholder's Bioauthorize Shares except for that certain Shareholder Agreement dated May 10, 2007 and subsequently amended (the “Shareholder Agreement”) to which the BioAuthorize Shareholders Yada Schneider, Gerald B. Van Wie, G. Neil Van Wie and MOFI are each a party. To the extent that the provisions of the Shareholder Agreement apply to the transfer of the BioAuthorize Shares held by the BioAuthorize Shareholders Yada Schneider, Gerald B. Van Wie, G. Neil Van Wie and Members Only Financial, Inc., an Arizona corporation (collectively, the “Consenting Shareholders”), in the Exchange, the Consenting Shareholders hereby waive application of the Shareholder Agreement to the Exchange and consent to the transfer of the BioAuthorize Shares by each of the Consenting Shareholders. At the Closing Date, the Acquiror Company will acquire good, valid and marketable title to such Bioauthorize Shareholder's Bioauthorize Shares free and clear of any and all Liens.

Section 4.4 Litigation. There is no pending Proceeding against such Bioauthorize Shareholder that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of such Bioauthorize Shareholder, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

Section 4.5 No Brokers or Finders. Except as disclosed in Schedule 4.5, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against such Bioauthorize Shareholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

Section 4.6 Investment Representations.

(a) Unregistered Shares. Each Bioauthorize Shareholder understands and agrees that the Exchange Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the United States or any foreign country and that the issuance of the Exchange Shares is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

(b) Stock Legends. Each Bioauthorize Shareholder hereby agrees with the Acquiror Company to the inclusion, as applicable of the following legends, or legends substantially similar, on the certificates for the Exchange Shares and any other legend required under any applicable Law, including, without limitation, any United States state corporate and state securities law, or contract:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE ISSUER AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE ISSUER, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS.

(c) Opinion. No Bioauthorize Shareholder will transfer any or all of the Exchange Shares absent an effective registration statement under the Securities Act and applicable state securities laws covering the disposition of such Bioauthorize Shareholder's Exchange Shares, without first providing the Acquiror Company with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Acquiror Company) to the effect that such transfer will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable United States state securities laws.

(d) Consent. Each Bioauthorize Shareholder understands and acknowledges that the Acquiror Company may refuse to transfer the Exchange Shares, unless such Bioauthorize Shareholder complies with this Section 4.6. Each Bioauthorize Shareholder consents to the Acquiror Company making a notation on its records or giving instructions to any transfer agent of the Acquiror Company's Common Stock in order to implement the restrictions on transfer of the Exchange Shares.

(e) Accredited Investors. Each Bioauthorize Shareholder is, or together with such Bioauthorize Shareholder's Purchaser Representative, as such term is defined in Rule 501(h) of Regulation D under the Securities Act, is, an "accredited investor" within the meaning of Rule 501(a) (1), (2), (3) or (7) of Regulation D under the Securities Act.

(f) Information. Each Bioauthorize Shareholder has received all information it has requested from Acquiror Company that it considers necessary or appropriate for deciding whether to acquire the Acquiror Company Common Stock, including, but not limited to, information meeting the requirements of Rule 502(b) of Regulation D under the Securities Act. Each Bioauthorize Shareholder has had an opportunity to ask questions and receive answers from Acquiror Company regarding the terms of the Acquiror Company Common Stock and to obtain any additional information necessary to verify the accuracy of the information given to him or her.

(g)  Experience. Each Bioauthorize Shareholder has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risk of an investment in the Acquiror Company Common Stock and is able to bear the economic risk of such investment.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BIOAUTHORIZE AND THE
BIOAUTHORIZE INDEMNIFYING SHAREHOLDERS

Bioauthorize and the Bioauthorize Indemnifying Shareholders, jointly and severally, represent and warrant to the Acquiror Company and the Acquiror Company Controlling Persons that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article V.

Section 5.1 Organization and Qualification. Bioauthorize is duly organized and validly existing under the laws of the state of Colorado, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be so organized, existing and, if applicable, in good standing or to have such authority or power will not, in the aggregate, either (i) have a Material Adverse Effect on Bioauthorize or (ii) materially impair the ability of the Bioauthorize Shareholders each to perform their material obligations under this Agreement. Bioauthorize is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect. Set forth on Schedule 5.1 is a list of those jurisdictions in which Bioauthorize presently conducts its business or owns, holds and operates its properties and assets.

Section 5.2 Subsidiaries. Bioauthorize does not own directly or indirectly, any equity or other ownership interest in any Person.

Section 5.3 Articles of Incorporation and Bylaws. True, correct and complete copies of the Organizational Documents of Bioauthorize have been delivered to the Acquiror Company prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents. Bioauthorize is not in violation or breach of any of the provisions of its Organizational Documents, except for such violations or breaches as would not have a Material Adverse Effect.

Section 5.4 Authorization and Validity of this Agreement and the Transaction Documents. The recording of the transfer of the Bioauthorize Shares and the delivery of new certificates representing the Bioauthorize Shares registered in the name of Acquiror Company are within Bioauthorize's corporate powers, have been duly authorized by all necessary corporate action, do not require from the Bioauthorize Board or Bioauthorize Shareholders any consent or approval that has not been validly and lawfully obtained, and require no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority, as the case may be, except for those that, if not obtained or made would not have a Material Adverse Effect.

Section 5.5 No Violations. None of the execution, delivery or performance by Bioauthorize of this Agreement or any Transaction Document to which Bioauthorize is a party, nor the consummation by Bioauthorize of the transactions contemplated hereby violates any provision of its Organizational Documents, or violates or conflicts with, or constitutes a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or results in the termination or acceleration of, or results in the creation of imposition of any Lien under, any agreement or instrument to which Bioauthorize is a party or by which Bioauthorize is or will be bound or subject, or violates any Laws.

Section 5.6 Binding Obligations. Assuming this Agreement has been duly and validly authorized, executed and delivered by the Acquiror Company and the Bioauthorize Shareholders, this Agreement is and all agreements or instruments contemplated hereby to which Bioauthorize is a party, will be, duly authorized, executed and delivered by Bioauthorize and are the legal, valid and binding Agreement of Bioauthorize and are enforceable against Bioauthorize in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

Section 5.7 Capitalization and Related Matters.

(a) Capitalization. The authorized capital stock of Bioauthorize consists of 20,000,000 shares of common stock, $0.01 par value each, 10,000,000 shares of class A preferred stock, $0.001 par value each, and 10,000,000 shares of a series of blank check preferred stock, par value $0.0001 per share each. There are no outstanding or authorized options, warrants, calls, subscriptions, rights (including any preemptive rights or rights of first refusal), agreements or commitments of any character obligating Bioauthorize to issue any stock or any other Equity Securities of Bioauthorize. All issued and outstanding shares of Bioauthorize's capital stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

(b) No Redemption Requirements. There are no outstanding contractual obligations (contingent or otherwise) of Bioauthorize to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other Equity Securities in, Bioauthorize or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(c) Due Authorization. The exchange of the Bioauthorize Shares has been duly authorized, and the Bioauthorize Shares have been validly issued and are fully paid and nonassessable.

(d) Shareholders. Exhibit A contains a true and complete list of the names and addresses of the record and beneficial holders of all of the outstanding capital stock of Bioauthorize. No holder of Bioauthorize Shares or any other Equity Security of Bioauthorize or any other Person is entitled to any preemptive right, right of first refusal or similar right as a result of the issuance of the Bioauthorize Shares, the transactions contemplated hereby or otherwise. There is no voting trust, agreement or arrangement among any of the Bioauthorize Shareholders of any capital stock of Bioauthorize affecting the exercise of the voting rights of any such capital stock.

Section 5.8 Compliance with Laws; No Defaults. Except as would not have a Material Adverse Effect, the business and operations of Bioauthorize has been and is being conducted in accordance with all applicable Laws and all applicable Orders of all Governmental Authorities. Except as would not have a Material Adverse Effect, Bioauthorize is not, and is not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of its Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which Bioauthorize is a party or by which any of Bioauthorize's properties, assets or rights are bound or affected. To the knowledge of Bioauthorize, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which Bioauthorize is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. Bioauthorize is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of Bioauthorize, any event or circumstance relating to Bioauthorize that materially and adversely affects in any way its business, properties, assets or prospects or that would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 5.9 Certain Proceedings. There is no pending Proceeding that has been commenced against Bioauthorize and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To Bioauthorize's knowledge, no such Proceeding has been threatened.

Section 5.10 No Brokers or Finders. Except as disclosed in Schedule 5.10, no Person has, or as a result of the transactions contemplated hereby will have, any right or valid claim against Bioauthorize for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

Section 5.11 Title to and Condition of Properties. Bioauthorize owns or holds under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of Bioauthorize as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a Material Adverse Effect.

Section 5.12 Books And Records. The minute books of Bioauthorize contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Bioauthorize Board, and committees of the Bioauthorize Board, and no meeting of any such shareholders, Bioauthorize Board, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing Date, all of those books and records will be in the possession of Bioauthorize.

Section 5.13 No Undisclosed Liabilities. Except as set forth in Schedule 5.13, Bioauthorize has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for current liabilities incurred in the Ordinary Course of Business.

Section 5.14 Taxes.

(a) Except as set forth in Schedule 5.14, Bioauthorize filed or caused to be filed (on a timely basis since inception of Bioauthorize) all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Laws. Bioauthorize has delivered to Acquiror Company copies of all such Tax Returns filed since inception of Bioauthorize. Bioauthorize has paid all taxes that have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Bioauthorize, except such taxes, if any, as are listed in Schedule 5.14 and are being contested in good faith.

(b) The charges, accruals, and reserves with respect to Taxes on the respective books of Bioauthorize are adequate (determined in accordance with GAAP) and are at least equal to Bioauthorize 's liability for Taxes. All taxes that Bioauthorize is or was required by Laws to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person.

(c) All Tax Returns filed by (or that include on a consolidated basis) Bioauthorize are true, correct, and complete. There is no tax sharing agreement that will require any payment by Bioauthorize after the date of this Agreement.

Section 5.15 Contracts; No Defaults.

(a)	Schedule 5.15 contains a complete and accurate list of:

(i) each Contract that involves performance of services or delivery of goods or materials by Bioauthorize of an amount or value in excess of $10,000;

(ii) each Contract that involves performance of services or delivery of goods or materials to Bioauthorize of an amount or value in excess of $10,000;

(iii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Bioauthorize in excess of $10,000;

(iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

(v) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(vi) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(vii) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Bioauthorize with any other Person;

(viii) each Contract containing covenants that in any way purport to restrict the business activity of Bioauthorize or any Affiliate of Bioauthorize or limit the freedom of Bioauthorize or any Affiliate of Bioauthorize to engage in any line of business or to compete with any Person;

(ix) each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(x) each power of attorney that is currently effective and outstanding;

(xi) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Bioauthorize to be responsible for consequential damages;

(xii) each Contract for capital expenditures in excess of $10,000;

(xiii) each written warranty, guaranty, or other similar undertaking with respect to contractual performance extended by Bioauthorize other than in the Ordinary Course of Business; and

(xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(xv) Schedule 5.15 sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts and the amount of the remaining commitment of Bioauthorize under the Contracts.

(b) Except as set forth in Schedule 5.15:

(i) no officer, director or shareholder who owns in excess of five percent (5%) of the capital stock of Bioauthorize (and no Related Person of the foregoing) has nor may it acquire any rights under, any Contract that relates to the business of, or any of the assets owned or used by, Bioauthorize; and

(ii) no officer, director, agent, employee, consultant, or contractor of Bioauthorize is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of Bioauthorize, or (B) assign to Bioauthorize or to any other Person any rights to any invention, improvement, or discovery.

(c) Except as set forth in Schedule 5.15, each Contract identified or required to be identified in Schedule 5.15 is in full force and effect and is valid and enforceable in accordance with its terms.

(d) Except as set forth in Schedule 5.15:

(i) Bioauthorize is, and at all times since inception has been, in full compliance with all applicable terms and requirements of each Contract under which Bioauthorize has or had any obligation or liability or by which Bioauthorize or any of the assets owned or used by Bioauthorize is or was bound;

(ii) each other Person that has or had any obligation or liability under any Contract under which Bioauthorize has or had any rights is, and at all times since inception has been, in full compliance with all applicable terms and requirements of such Contract;

(iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Bioauthorize or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; and

(iv) Bioauthorize has not given to or received from any other Person, at any time since inception, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(e) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Bioauthorize under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

Section 5.16 Employees.

(a) Schedule 5.16 contains a complete and accurate list of the following information for each employee or director of Bioauthorize, including each employee on leave of absence or layoff status; employer; name; job title; current compensation paid or payable and any change in compensation since December 31, 2006; vacation accrued; and service credited for purposes of vesting and eligibility to participate under Bioauthorize's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, employee pension benefit plan or employee welfare benefit plan, or any other employee benefit plan or any plan for directors.

(b) No employee or director of Bioauthorize is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of Bioauthorize, or (ii) the ability of Bioauthorize to conduct its business, including any Proprietary Rights Agreement with Bioauthorize by any such employee or director. No employee of Bioauthorize has terminated employment since December 31, 2006.

Section 5.17 Intellectual Property.

(a)  Intellectual Property Assets. The term "Intellectual Property Assets" includes:

(i) Bioauthorize's name, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

(ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

(iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

(iv) all rights in mask works (collectively, "Rights in Mask Works"); and

(v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by Bioauthorize as licensee or licensor.

(b) Agreements. Schedule 5.17 contains a complete and accurate list and summary description, including any royalties paid or received by Bioauthorize, of all Contracts relating to the Intellectual Property Assets to which Bioauthorize is a party or by which Bioauthorize is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000 under which Bioauthorize is the licensee. There are no outstanding and no threatened disputes or disagreements with respect to any such agreement.

(c) Know-How Necessary for the Business.

(i) The Intellectual Property Assets are all those necessary for the operation of Bioauthorize's business as it is currently conducted or as reflected in the business plan given to Acquiror Company by Bioauthorize. Bioauthorize is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, or other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(ii) Except as set forth in Schedule 5.17, all former and current employees of Bioauthorize have executed written Contracts with Bioauthorize that assign to Bioauthorize all rights to any inventions, improvements, discoveries, or information relating to the business of Bioauthorize. No employee of Bioauthorize has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Bioauthorize.

(d) Patents.

(i) Schedule 5.17 contains a complete and accurate list and summary description of all Patents. Bioauthorize is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims.

(ii) All of the issued Patents are currently in compliance with formal Laws (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding.

(iv) All products made, used, or sold under the Patents have been marked with the proper patent notice.

(e) Trademarks.

(i) Schedule 5.17 contains a complete and accurate list and summary description of all Marks. Bioauthorize is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal Laws (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation.

(iv) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f) Copyrights.

(i) Schedule 5.17 contains a complete and accurate list and summary description of all Copyrights. Bioauthorize is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii) All the Copyrights have been registered and are currently in compliance with formal Laws, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

(iii) All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g) Trade Secrets.

(i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii) Bioauthorize has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

(iii) Bioauthorize has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Bioauthorize's knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than Bioauthorize) or to the detriment of Bioauthorize. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

Section 5.18 Certain Payments. Since inception, neither Bioauthorize nor any director, officer, agent, or employee of Bioauthorize, or other Person associated with or acting for or on behalf of Bioauthorize, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Bioauthorize or any Affiliate of Bioauthorize, or (iv) in violation of any Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Bioauthorize.

Section 5.19 Relationships With Related Persons. Except as set forth in Schedule 5.19, no Related Person of Bioauthorize has, or since inception of Bioauthorize has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to Bioauthorize's business. No Related Person of Bioauthorize is, or since inception of Bioauthorize has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Bioauthorize, or (ii) engaged in competition with Bioauthorize with respect to any line of the products or services of Bioauthorize (a "Competing Business") in any market presently served by Bioauthorize except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 5.19, no Related Person of Bioauthorize is a party to any Contract with, or has any claim or right against, Bioauthorize.

Section 5.20 Tax Treatment. Neither Bioauthorize nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Exchange from qualifying as a reorganization within the meaning of Section 368 of the Code (a "368 Reorganization"). Bioauthorize operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation 1.368-1(d).

Section 5.21   Due Diligence Information. The due diligence information presented to Acquiror Company by the Bioauthorize Shareholders and Bioauthorize in connection with Acquiror Company's due diligence investigation of Bioauthorize, including each of the representations, warranties and covenants of Bioauthorize and each Bioauthorize Shareholder in this Agreement, is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 5.22   Assumptions, Guaranties, etc., of Indebtedness of Other Persons. Bioauthorize has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable for any material amount of indebtedness of any other Person (including, without limitation, any liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss).

Section 5.23   No Material Adverse Effect. Since December 31, 2006 except as set forth in Schedule 5.23: (i) there has been no Material Adverse Effect to the financial condition, or in the results of operations, affairs or prospects of Bioauthorize, whether or not arising in the Ordinary Course of Business; and (ii) there have been no transactions entered into by Bioauthorize, other than those in the Ordinary Course of Business, which are material to Bioauthorize.

Section 5.24  No Other Agreement to Sell. Neither Bioauthorize nor any Bioauthorize Shareholder has any legal obligation, absolute or contingent, to any other Person to sell, encumber or otherwise transfer Bioauthorize, Bioauthorize Shares, or Bioauthorize's business (in whole or in part), or effect any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution or other reorganization involving Bioauthorize, or to enter into any agreement with respect thereto.

Section 5.25 Bioauthorize Board Approval. The Bioauthorize Board has, by unanimous written consent, determined that this Agreement and the transactions contemplated by this Agreement, are advisable and in the best interests of the Bioauthorize Shareholders.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR COMPANY AND
THE ACQUIROR COMPANY CONTROLLING PERSONS

The Acquiror Company and the Acquiror Company Controlling Persons, jointly and severally, represent and warrant to the Bioauthorize Shareholders and Bioauthorize that the statements contained in this Article VI are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article VI), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article VI.

Section 6.1 Organization and Qualification. The Acquiror Company and the Acquiror Company Subsidiary are each duly organized, validly existing and in good standing under the laws of the State of Nevada, have all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on their businesses as presently conducted and to own, hold and operate their properties and assets as now owned, held and operated by them, except where the failure to be so organized, existing and in good standing, or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect. The Acquiror Company and the Acquiror Company Subsidiary are each duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of their respective activities or their respective properties owned, held or operated makes such qualification, licensing or domestication necessary, except where the failure to be so duly qualified, licensed or domesticated and in good standing would not have a Material Adverse Effect. Schedule 6.1 sets forth a true, correct and complete list of the Acquiror Company and Acquiror Company Subsidiary's jurisdiction of organization and each other jurisdiction in which the Acquiror Company or the Acquiror Company Subsidiary presently conduct their businesses or own, hold and operate their properties and assets.

Section 6.2 Subsidiaries. The Acquiror Company's only Subsidiary is the Acquiror Company Subsidiary.

Section 6.3 Organizational Documents. True, correct and complete copies of the Organizational Documents of the Acquiror Company and the Acquiror Company Subsidiary have been delivered to Bioauthorize prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents. The Acquiror Company and Acquiror Company Subsidiary are not in violation or breach of any of the provisions of their respective Organizational Documents, except for such violations or breaches as would not have a Material Adverse Effect.

Section 6.4 Authorization. The Acquiror Company has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Acquiror Company is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Acquiror Company is a party and to perform its obligations under this Agreement and each of the Transaction Documents to which the Acquiror Company is a party. The execution, delivery and performance by the Acquiror Company of this Agreement and each of the Transaction Documents to which the Acquiror Company is a party have been duly authorized by all necessary corporate action and do not require from the Acquiror Company Board or the shareholders of the Acquiror Company any consent or approval that has not been validly and lawfully obtained. The execution, delivery and performance by the Acquiror Company of this Agreement and each of the Transaction Documents to which the Acquiror Company is a party requires no authorization, consent, approval, license, exemption of, or filing or registration with, any Governmental Authority or other Person other than the Schedule 14F Filing and such other customary filings with the Commission for transactions of the type contemplated by this Agreement.

Section 6.5 No Violation. Neither the execution nor the delivery by the Acquiror Company of this Agreement or any Transaction Document to which the Acquiror Company is a party, nor the consummation or performance by the Acquiror Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquiror Company; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Acquiror Company is a party or by which the properties or assets of the Acquiror Company are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Acquiror Company, or any of the properties or assets owned or used by the Acquiror Company, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Acquiror Company or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Acquiror Company, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

Section 6.6 Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Acquiror Company, this Agreement and each of the Transaction Documents to which the Acquiror Company is a party are duly authorized, executed and delivered by the Acquiror Company and constitutes or will constitute the legal, valid and binding obligations of the Acquiror Company, enforceable against the Acquiror Company in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 6.7 Securities Laws. Assuming the accuracy of the representations and warranties of the Bioauthorize Shareholders contained in Article IV, the issuance of the Exchange Shares pursuant to this Agreement (a) is exempt from the registration and prospectus delivery requirements of the Securities Act, (b) has been registered or qualified (or are exempt from registration and qualification) under the registration permit or qualification requirements of all applicable state securities Laws, and (c) has been accomplished in conformity with all other applicable United States federal and state securities Laws.

Section 6.8 Capitalization and Related Matters.

(a) Capitalization. The authorized capital stock of the Acquiror Company consists of 25,000,000 shares of the Acquiror Company's common stock $0.001 par value each, of which 21,780,226 shares are issued and outstanding prior to the share cancellation described in Section 9.10. All issued and outstanding shares of the Acquiror Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. At the Closing Date, the Acquiror Company will have sufficient authorized and unissued Acquiror Company Common Stock to consummate the transactions contemplated hereby. Except as disclosed in the SEC Documents, there are no outstanding options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other Equity Securities or contracts that could require the Acquiror Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any Equity Securities or Equity Securities convertible into, exchangeable for or carrying a right or option to purchase Equity Securities or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of Equity Securities. There are no outstanding shareholders' agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the Equity Securities of the Acquiror Company. The issuance of all of the shares of Acquiror Company Common Stock described in this Section 6.8(a) have been in compliance with United States federal and state securities Laws.

(b) No Redemption Requirements. Except as set forth in the SEC Documents (or in Section 9.10 below), there are no outstanding contractual obligations (contingent or otherwise) of the Acquiror Company to retire, repurchase, redeem or otherwise acquire any Equity Securities of shares of capital stock of, or other Equity Securities of, the Acquiror Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(c) Due Authorization. The issuance of the Exchange Shares has been duly authorized and, upon delivery to the Bioauthorize Shareholders of certificates therefor in accordance with the terms of this Agreement, the Exchange Shares will have been validly issued and fully paid, and will be nonassessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the Bioauthorize Shareholders and restrictions on transfer imposed by this Agreement and the Securities Act.

Section 6.9 Compliance with Laws. Except as would not have a Material Adverse Effect, the business and operations of the Acquiror Company have been and are being conducted in accordance with all applicable Laws and Orders. Except as would not have a Material Adverse Effect, the Acquiror Company has not received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting such Acquiror Company and, to the knowledge of the Acquiror Company, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated. Except as would not have a Material Adverse Effect, the Acquiror Company is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Acquiror Company, any event or circumstance relating to the Acquiror Company that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Acquiror Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby.

Section 6.10 Certain Proceedings. There is no pending Proceeding that has been commenced against the Acquiror Company. To the knowledge of the Acquiror Company, no such Proceeding has been threatened.

Section 6.11 No Brokers or Finders. No Person has, or as a result of the transactions contemplated hereby will have, any right or valid claim against the Acquiror Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

Section 6.12 Absence of Undisclosed Liabilities. Except as set forth in the SEC Documents or in Schedule 6.12, the Acquiror Company has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Acquiror Company) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date. All debts, obligations or liabilities with respect to directors and officers will be cancelled prior to the Closing. Except as set forth in Schedule 6.12, the Acquiror Company has not incurred any liabilities or obligations under agreements entered into in the usual and ordinary course of business since October 1, 2007. The Acquiror Company Balance Sheet provides a true and fair view of the assets and liabilities (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to Acquiror Company) as at September 30, 2007.

Section 6.13 Changes. Except as set forth in the SEC Documents, Schedule 6.13 or in Section 9.9 below, the Acquiror Company has, since September 30, 2007, conducted its business in the ordinary course and has not:

(a) Non-Ordinary Course Transactions. Entered into any transaction other than in the Ordinary Course of Business, except for this Agreement.

(b) Adverse Changes. Suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the Ordinary Course of Business, none of which would have a Material Adverse Effect;

(c) Loans. Made any loans or advances to any Person;

(d) Liens. Created or permitted to exist any Lien on any material property or asset of the Acquiror Company, other than Permitted Liens;

(e) Capital Stock. Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

(f) Dividends. Declared, set aside, made or paid any dividend or other distribution to any of its shareholders;

(g) Material Contracts. Terminated or modified any Material Acquiror Company Contract, except for termination upon expiration in accordance with the terms thereof;

(h) Claims. Released, waived or cancelled any claims or rights relating to or affecting the Acquiror Company in excess of $10,000 in the aggregate or instituted or settled any Proceeding involving in excess of $10,000 in the aggregate;

(i) Discharge of Liabilities. Paid, discharged or satisfied any claim, obligation or liability in excess of $10,000 in the aggregate, except for claims, obligations or liabilities incurred prior to the date of this Agreement in the Ordinary Course of Business;

(j) Indebtedness. Created, incurred, assumed or otherwise become liable for any Indebtedness in excess of $10,000 in the aggregate, other than professional fees relating to the SEC Documents or the transactions contemplated hereby;

(k) Guarantees. Guaranteed or endorsed in a material amount any obligation or net worth of any Person;

(l) Acquisitions. Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

(m) Accounting. Changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP;

(n) Agreements. Except as set forth in the SEC Documents, Schedule 6.13 or in Section 9.9 below, entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

Section 6.14 Material Contracts.

(a) Except to the extent filed with the SEC Documents, the Acquiror Company has made available to Bioauthorize, prior to the date of this Agreement, true, correct and complete copies of each written Material Acquiror Company Contract, including each amendment, supplement and modification thereto.

(b) Absence of Defaults. Each Material Acquiror Company Contract is a valid and binding agreement of the Acquiror Company and, to the knowledge of the Acquiror Company, the other parties thereto, each such Material Company Contract is in full force and effect. Except as would not have a Material Adverse Effect, the Acquiror Company is not in breach or default of any Material Acquiror Company Contract to which it is a party and, to the knowledge of the Acquiror Company, no other party to any Material Acquiror Company Contract is in breach or default thereof. Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Acquiror Company Contract or (b) permit the Acquiror Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Acquiror Company Contract. The Acquiror Company has not received notice of the pending or threatened cancellation, revocation or termination of any Material Acquiror Company Contract to which it is a party. There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Acquiror Company Contract.

Section 6.15 Employees.

(a) Except for employees and independent contractors retained by the Acquiror Company Subsidiary, the Acquiror Company has no employees, independent contractors or other Persons providing research or other services to it. Except as would not have a Material Adverse Effect, the Acquiror Company is and has been in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, occupational safety and health and plant closing. The Acquiror Company is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

(b) No director, officer or employee of the Acquiror Company is a party to, or is otherwise bound by, any Contract (including any confidentiality, noncompetition or proprietary rights agreement) with any other Person and each employee of the Acquiror Company is employed on an at-will basis.

Section 6.16 Tax Returns and Audits.

(a) Tax Returns. The Acquiror Company has filed all Tax Returns required to be filed by or on behalf of the Acquiror Company and has paid all Taxes of the Acquiror Company required to have been paid (whether or not reflected on any Tax Return). Except as set forth in the SEC Documents, (a) no Governmental Authority in any jurisdiction has made a claim, assertion or threat to the Acquiror Company that the Acquiror Company is or may be subject to taxation by such jurisdiction; (b) there are no Liens with respect to Taxes on the Acquiror Company's property or assets other than Permitted Liens; and (c) there are no Tax rulings, requests for rulings, or closing agreements relating to the Acquiror Company for any period (or portion of a period) that would affect any period after the date hereof.

(b) No Adjustments or Changes. Neither the Acquiror Company nor any other Person on behalf of the Acquiror Company (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of Law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law.

(c) No Disputes. There is no pending audit, examination, investigation, dispute, Proceeding or claim with respect to any Taxes of the Acquiror Company, nor is any such claim or dispute pending or contemplated, nor is there any basis for any such dispute, Proceeding or claim. The Acquiror Company has delivered to Bioauthorize true, correct and complete copies of all Tax Returns, if any, examination reports and statements of deficiencies assessed or asserted against or agreed to by the Acquiror Company since its inception and any and all correspondence with respect to the foregoing.

(d) Real Property Holding Company. The Acquiror Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e) No Tax Allocation or Sharing Agreements. The Acquiror Company is not a party to any Tax allocation or sharing agreement. The Acquiror Company (a) has not been a member of a Tax Group filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign law), and (b) has no liability for Taxes for any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) as a transferee or successor, by contract or otherwise.

(f) No Other Tax Related Agreements. The Acquiror Company is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code. The Acquiror Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code. The Acquiror Company does not have any "tax-exempt bond financed property" or "tax-exempt use property" within the meaning of Section 168(g) or (h), respectively of the Code. The Acquiror Company does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter. During the last two years, the Acquiror Company has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code.

Section 6.17 Material Assets. The financial statements of the Acquiror Company set forth in the SEC Documents reflect the material properties and assets (real and personal) owned or leased by the Acquiror Company.

Section 6.18 Insurance. The Acquiror Company has made available to Bioauthorize, prior to the date of this Agreement, true, correct and complete copies of any insurance policies maintained by the Acquiror Company and Acquiror Company Subsidiary on their properties and assets. Except as would not have a Material Adverse Effect, all of such policies (a) taken together, provide adequate insurance coverage for the properties, assets and operations of each Acquiror Company for all risks normally insured against by a Person carrying on the same business as such Acquiror Company, and (b) are sufficient for compliance with all applicable Laws and Material Acquiror Company Contracts. Except as would not have a Material Adverse Effect, all of such policies are valid, outstanding and in full force and effect and, by their express terms, will continue in full force and effect following the consummation of the transactions contemplated by this Agreement. Except as set forth in the SEC Documents or Schedule 6.18, the Acquiror Company has not received (x) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (y) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder. All premiums due on such insurance policies on or prior to the date hereof have been paid. There are no pending claims with respect to the Acquiror Company or its properties or assets under any such insurance policies, and there are no claims as to which the insurers have notified the Acquiror Company that they intend to deny liability. There is no existing default under any such insurance policies.

Section 6.19 Litigation; Orders. Except as set forth in the SEC Documents or Schedule 6.19, there is no Proceeding (whether federal, state, local or foreign) pending or, to the knowledge of the Acquiror Company, threatened against or affecting the Acquiror Company or the Acquiror Company's properties, assets, business or employees. To the knowledge of the Acquiror Company, there is no fact that might result in or form the basis for any such Proceeding. The Acquiror Company is not subject to any Orders.

Section 6.20 Licenses. Except as would not have a Material Adverse Effect, the Acquiror Company possesses from the appropriate Governmental Authority all licenses, permits, authorizations, approvals, franchises and rights that are necessary for the Acquiror Company to engage in its business as currently conducted and to permit the Acquiror Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, "Acquiror Company Permits"). The Acquiror Company has not received notice from any Governmental Authority or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for the Acquiror Company to engage in its business as currently conducted and to permit the Acquiror Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets. Except as would not have a Material Adverse Effect, the Acquiror Company Permits are valid and in full force and effect. Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that may (with or without notice or lapse of time): (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Acquiror Company Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Acquiror Company Permit. The Acquiror Company has not received notice from any Governmental Authority or any other Person regarding: (a) any actual, alleged, possible or potential contravention of any Acquiror Company Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Acquiror Company Permit. All applications required to have been filed for the renewal of such Acquiror Company Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Acquiror Company Permits have been duly made on a timely basis with the appropriate Persons. All Acquiror Company Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

Section 6.21 Interested Party Transactions. Except as set forth in Schedule 6.21, no officer, director or shareholder of the Acquiror Company or any Affiliate or "associate" (as such term is defined in Rule 405 under the Securities Act) of any such Person, has or has had, either directly or indirectly, (1) an interest in any Person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Acquiror Company, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish any Acquiror Company any goods or services; or (2) a beneficial interest in any contract or agreement to which the Acquiror Company is a party or by which it may be bound or affected.

Section 6.22 Governmental Inquiries. The Acquiror Company has provided to Bioauthorize a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by the Acquiror Company from any Governmental Authority, and the Acquiror Company's response thereto, and each material written statement, report or other document filed by the Acquiror Company with any Governmental Authority.

Section 6.23 Bank Accounts and Safe Deposit Boxes. The Acquiror Company does not use a deposit or financial account, a lock box, or a safety deposit box, in its business as presently conducted.

Section 6.24 Intellectual Property. The Acquiror Company does not own, use or license any Intellectual Property in its business as presently conducted, except as set forth in the SEC Documents. None of the Intellectual Property, if any, owned by the Acquiror Company infringes on the rights of any person.

Section 6.25 Title to and Condition of Properties. Except as would not have a Material Adverse Effect, the Acquiror Company owns good and marketable title to, or holds under valid leases or other rights to use, all real property, plants, machinery, equipment and other personal property necessary for the conduct of its business as presently conducted, free and clear of all Liens, except Permitted Liens. The material buildings, plants, machinery and equipment necessary for the conduct of the business of the Acquiror Company as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 6.26 SEC Documents; Financial Statements. The Acquiror Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three (3) years preceding the date hereof (the foregoing materials being collectively referred to herein as the "SEC Documents") and is current with respect to its Exchange Act filing requirements. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Acquiror Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-QSB adopted by the Commission), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of the Acquiror Company as at the dates thereof and the results of its operations and cash flows for the periods then ended. The Acquiror Company is not aware of any facts which would make the Acquiror Company Common Stock ineligible for quotation on the OTC Bulletin Board.

Section 6.27 Stock Option Plans; Employee Benefits.

(a) Stock Option Plans. The Acquiror Company has no stock option plans providing for the grant by the Acquiror Company of stock options to directors, officers or employees.

(b) Employee Benefit Plans. The Acquiror Company has no employee benefit plans or arrangements covering its present and former employees or providing benefits to such persons in respect of services provided the Acquiror Company.

Section 6.28 Environmental and Safety Matters. Except as set forth in the SEC Documents and except as would not have a Material Adverse Effect, the Acquiror Company has at all times been and is in compliance with all Environmental Laws applicable to the Acquiror Company. There are no Proceedings pending or threatened against the Acquiror Company alleging the violation of any Environmental Law or Environmental Permit applicable to the Acquiror Company or alleging that the Acquiror Company is a potentially responsible party for any environmental site contamination. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Authority or third Persons under any Environmental Laws applicable to the Acquiror Company.

Section 6.29 Money Laundering Laws. The operations of the Acquiror Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all Governmental Authorities, and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the "Money Laundering Laws") and no Proceeding involving the Acquiror Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Acquiror Company, threatened.

Section 6.30 Board Approval. The Acquiror Company Board, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Acquiror Company's shareholders.

ARTICLE VII.
COVENANTS

Section 7.1 Rule 144 Reporting. With a view to making available to the Acquiror Company's shareholders the benefit of certain rules and regulations of the Commission which may permit the sale of the Acquiror Company Common Stock to the public without registration, from and after the Closing Date, the Acquiror Company agrees to make and keep public information available, as those terms are understood and defined in Rule 144; and file with the Commission, in a timely manner, all reports and other documents required of the Acquiror Company under the Exchange Act.

Section 7.2 Notice of Developments. From and after the execution of this Agreement, each party will give prompt written notice to the other party of any material adverse development causing a breach or likely breach of any of its covenants in this Agreement.

Section 7.3 Access. From and after the execution of this Agreement, each party will provide to each other party and such party's employees, agents, representative and advisors (including counsel and accountants (collectively, "Representatives"), complete access to all information necessary to complete its due diligence review and to cooperate fully with such party in connection with its due diligence review, in each case as specified in this Agreement and in the letter of intent dated December 5, 2007 between Bioauthorize and the Acquiror Company (the "LOI").

Section 7.4    Post-Closing Covenants of Acquiror Company.  Promptly following the Closing, Acquiror Company agrees to prepare the Schedule 14F Filing, file it with the Commission and mail it to its shareholders as required by applicable Commission regulations.  Following the conclusion of the 10 day post-mailing waiting period prescribed by Commission regulations, the two directors of Acquiror Company that did not resign as of Closing will resign and the Acquiror Company Board will appoint Gerald B. Van Wie and G. Neil Van Wie as directors to fill the resulting vacancies on the Acquiror Company Board.  In addition and also following the Closing, Acquiror Company agrees to promptly obtain a written consent of holders of a majority of its common stock in lieu of meeting to approve the change of Acquiror Company's name to "Bioauthorize Holdings, Inc." and, promptly following the execution of this consent, Acquiror Company agrees to prepare an information statement on Schedule 14C, file such information statement with the Commission, and mail it to its shareholders as required by applicable Commission regulations.  Following the conclusion of the 20 day post-mailing waiting period prescribed by Commission regulations, Acquiror Company shall file an amendment to its articles with the State of Nevada to effect the name change. Upon the closing of the sale of Genesis Land, Inc. as set forth in Section 9.9, the Acquiror Company shall have no assets or liabilities, contingent or otherwise, other than the common stock of Bioauthorize and any assets or liabilities which arose as part of or after the Closing of this Agreement.

ARTICLE VIII.
CONDITIONS PRECEDENT OF THE ACQUIROR COMPANY

The Acquiror Company's obligation to acquire the Bioauthorize Shares and to take the other actions required to be taken by the Acquiror Company at the Closing Date is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Acquiror Company, in whole or in part):

Section 8.1 Accuracy of Representations. The representations and warranties of Bioauthorize and the Bioauthorize Shareholders set forth in this Agreement or in the Disclosure Schedule or in any certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects at and as of the Closing Date except to the extent a representation or warranty is expressly limited by its terms to another date. The representations and warranties of Bioauthorize and the Bioauthorize Shareholders set forth in this Agreement or in the Disclosure Schedule or any certificate delivered pursuant hereto that are qualified as to materiality shall be true and correct in all respects at and as of the Closing Date, except to the extent a representation or warranty is expressly limited by its terms to another date.

Section 8.2 Performance by Bioauthorize and the Bioauthorize Shareholders. All of the covenants and obligations that Bioauthorize and Bioauthorize Shareholders are required to perform or to comply with pursuant to this Agreement (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects. Each document required to be delivered by Bioauthorize and the Bioauthorize Shareholders pursuant to this Agreement must have been delivered.

Section 8.3 No Force Majeure Event. There shall not have been any delay, error, failure or interruption in the conduct of the business of Bioauthorize, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure, including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

Section 8.4 Officer's Certificate. Bioauthorize will have delivered to the Acquiror Company a certificate executed by an officer of Bioauthorize, certifying the satisfaction by Bioauthorize of each of the conditions specified in Sections 8.1 through 8.3 and 8.6 through 8.9.

Section 8.5 Bioauthorize Shareholders' Certificate. Each Bioauthorize Shareholder will have delivered to the Acquiror Company a certificate executed by such Bioauthorize Shareholder, certifying the satisfaction of the conditions of the Bioauthorize Shareholders specified in Sections 8.1, 8.2, 8.6, 8.7 and 8.8.

Section 8.6 Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Bioauthorize and/or the Bioauthorize Shareholders for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by Bioauthorize or the Bioauthorize Shareholders, as the case may be, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on Bioauthorize or the Acquiror Company.

Section 8.7 Documents. Bioauthorize and the Bioauthorize Shareholders shall have delivered to the Acquiror Company at the Closing (a) share certificates evidencing the number of Bioauthorize Shares held by each Bioauthorize Shareholder (as set forth in Exhibit A), along with executed share transfer forms transferring such Bioauthorize Shares to the Acquiror Company together with a certified copy, if required, of a board resolution of Bioauthorize approving the registration of the transfer of such shares to Acquiror Company (subject to Closing); (b) each of the Transaction Documents to which Bioauthorize and/or the Bioauthorize Shareholders is a party, duly executed; (c) a Secretary's Certificate, dated as of the Closing Date certifying attached copies of (i) the Organizational Documents of Bioauthorize, (ii) the resolutions of the Bioauthorize Board approving this Agreement and the transactions contemplated hereby; and (iii) the incumbency of each authorized officer of Bioauthorize signing this Agreement and any other agreement or instrument contemplated hereby to which Bioauthorize is a party; (d) a Certificate of Good Standing of Bioauthorize; and (e) and such other documents as the Acquiror Company may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of Bioauthorize and the Bioauthorize Shareholders pursuant to Section 8.1, (ii) evidencing the performance of, or compliance by Bioauthorize and the Bioauthorize Shareholders with, any covenant or obligation required to be performed or complied with by Bioauthorize or the Bioauthorize Shareholders, as the case may be, (iii) evidencing the satisfaction of any condition referred to in this Article VIII, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 8.8 No Proceedings. There must not have been commenced or threatened by any third party against the Acquiror Company, Bioauthorize or any Bioauthorize Shareholder, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

Section 8.9 No Claim Regarding Stock Ownership or Consideration. There shall not have been made or threatened by any Person any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Bioauthorize Shares or any other stock, voting, equity, or ownership interest in, Bioauthorize, or (b) is entitled to all or any portion of the Acquiror Company Shares.

Section 8.10  Payment.  On or before the Closing Date, Keller Rohrback, PLC shall have been paid $20,000 for legal services provided in connection with the transaction.

ARTICLE IX.
CONDITIONS PRECEDENT OF BIOAUTHORIZE
AND THE BIOAUTHORIZE SHAREHOLDERS

The Bioauthorize Shareholders' obligation to transfer the Bioauthorize Shares and the obligations of Bioauthorize to take the other actions required to be taken by Bioauthorize in advance of or at the Closing Date are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by Bioauthorize and the Bioauthorize Shareholders jointly, in whole or in part):

Section 9.1 Accuracy of Representations. The representations and warranties of the Acquiror Company set forth in this Agreement or in the Disclosure Schedule or in any certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects at and as of the Closing Date except to the extent a representation or warranty is expressly limited by its terms to another date. The representations and warranties of the Acquiror Company set forth in this Agreement or in the Disclosure Schedule or in any certificate delivered pursuant hereto that are qualified as to materiality shall be true and correct in all respects at and as of the Closing Date, except to the extent a representation or warranty is expressly limited by its terms to another date.

Section 9.2 Performance by the Acquiror Company.

(a) All of the covenants and obligations that the Acquiror Company is required to perform or to comply with pursuant to this Agreement (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all respects.

(b) Each document required to be delivered by the Acquiror Company pursuant to this Agreement must have been delivered.

Section 9.3 No Force Majeure Event. There shall not have been any delay, error, failure or interruption in the conduct of the business of the Acquiror Company, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

Section 9.4 Certificate of Officer. The Acquiror Company will have delivered to Bioauthorize a certificate, dated the Closing Date, executed by an officer of the Acquiror Company, certifying the satisfaction of the conditions specified in Sections 9.1, 9.2, 9.3, 9.9 and 9.10.

Section 9.5 Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Acquiror Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by the Acquiror Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on Bioauthorize or the Acquiror Company.

Section 9.6 Documents. The Acquiror Company must have caused the following documents to be delivered to Bioauthorize and/or the Bioauthorize Shareholders:

(a) share certificates evidencing each Bioauthorize Shareholder's portion of the Exchange Shares (as set forth in Exhibit A);

(b) a Secretary's Certificate, dated as of the Closing Date certifying attached copies of (A) the Organizational Documents of the Acquiror Company, (B) the resolutions of the Acquiror Company Board approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of the Acquiror Company signing this Agreement and any other agreement or instrument contemplated hereby to which the Acquiror Company is a party;

(c) a Certificate of Good Standing of the Acquiror Company;

(d) each of the Transaction Documents to which the Acquiror Company is a party, duly executed; and

(e) such other documents as Bioauthorize may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Acquiror Company pursuant to Section 9.1, (ii) evidencing the performance by the Acquiror Company of, or the compliance by the Acquiror Company with, any covenant or obligation required to be performed or complied with by, the Acquiror Company, (iii) evidencing the satisfaction of any condition referred to in this Article IX, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

Section 9.7 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against the Acquiror Company, Bioauthorize or any Bioauthorize Shareholder, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

Section 9.8 No Claims Regarding Stock Ownership. There shall not have been made or threatened by any Person any claim asserting that such Person is the holder of, or has the right to acquire or to obtain beneficial ownership of the Acquiror Company Common Stock or any other stock, voting, equity, or ownership interest in, the Acquiror Company.

Section 9.9 Sale of Subsidiary. Since the date of this Agreement, the pending sale of Genesis Land, Inc., scheduled to occur within thirty days following the Closing Date pending completion of certain due diligence and other matters needing completion prior to the closing of the sale, shall continue to be a binding obligation of the Acquiror Company and the execution, delivery and performance by the Acquiror Company of its agreement to divest itself of Genesis Land, Inc. in the form attached as Exhibit B, shall have been duly authorized by all necessary corporate action and does not require from the Acquiror Company Board or the shareholders of the Acquiror Company or Bioauthorize or any Bioauthorize Shareholder any consent or approval that has not been validly and lawfully obtained.

Section 9.10 Surrender of Shares. The Bankston Third Family Partnership shall have surrendered an aggregate of 16,780,226 restricted shares of Acquiror Company Common Stock owned by it to reduce the number of issued and outstanding shares to 5,000,000.

ARTICLE X.
TERMINATION

Section 10.1   Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)  by mutual written agreement of the parties;

(b)  by Acquiror Company, if Bioauthorize or any Bioauthorize Shareholder has committed a material breach of any provision of this Agreement that has not been cured within thirty (30) days of written notice of such material breach;

(c)  by Bioauthorize or any Bioauthorize Shareholder, if Acquiror Company has committed a material breach of any provision of this Agreement that has not been cured within thirty (30) days of written notice of such material breach;

(d)  by any party hereto, if an order, decree, ruling, judgment or injunction has been entered by any Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise limiting or prohibiting the consummation of the transaction, contemplated by this Agreement and such order, decree, ruling, judgment or injunction has become final and non-appealable; or

(e)  automatically, without any action by any party, if the Closing has not occurred on or before February 29, 2008.

Section 10.2   Effect of Termination. If this Agreement is terminated as provided in Section 10.1, then all further obligations under this Agreement shall terminate and no party hereto shall have any liability in respect of the termination of this Agreement; provided, however, that the confidentiality obligations of each party described in Section 12.3 will survive any such termination; provided further that no such termination will relieve any party from liability for any breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination and in the event of such breach, the parties to this Agreement shall be entitled to exercise any and all remedies available under law or equity in accordance with this Agreement and, if such termination resulted from a breach of any covenant in this Agreement by the breaching party(ies), the non-breach party(ies) shall be entitled to be reimbursed by the breaching party(ies) for any and all reasonable out-of-pocket expenses incurred by such non-breaching part(ies) in connection with this Agreement, the transactions contemplated hereby and/or such breach of covenant.

ARTICLE XI.
INDEMNIFICATION; REMEDIES

Section 11.1 Survival. All representations, warranties, covenants, and obligations in this Agreement shall expire on the first (1st) anniversary of the date this Agreement is executed (the "Survival Period"). The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 11.2 Indemnification by the Bioauthorize Indemnifying Shareholders. From and after the execution of this Agreement until the expiration of the Survival Period, each of the Bioauthorize Indemnifying Shareholders shall indemnify and hold harmless the Acquiror Company (the "Company Indemnified Parties"), from and against any Damages arising, directly or indirectly, from or in connection with:

(a)  Any misrepresentation or breach of warranty made by Bioauthorize or the Bioauthorize Shareholders in this Agreement or in any certificate delivered by Bioauthorize or the Bioauthorize Shareholders pursuant to this Agreement;

(b)  any breach by Bioauthorize or the Bioauthorize Shareholders of any covenant or obligation of Bioauthorize or the Bioauthorize Shareholders in this Agreement required to be performed by Bioauthorize or the Bioauthorize Shareholders on or prior to the Closing Date; or

(c)  any and all Damages against Bioauthorize or the Bioauthorize Shareholders, occurring on or prior to the Closing Date.

Section 11.3 Indemnification by the Acquiror Company Controlling Persons. From and after the execution of this Agreement until the expiration of the Survival Period, each of the Acquiror Company Controlling Persons shall indemnify and hold harmless Bioauthorize (the "Bioauthorize Indemnified Parties"), from and against any Damages arising, directly or indirectly, from or in connection with:

(a)  Any misrepresentation or breach of warranty made by the Acquiror Company or the Acquiror Company Controlling Persons in this Agreement or in any certificate delivered by the Acquiror Company or the Acquiror Company Controlling Persons pursuant to this Agreement;

(b)  any breach by the Acquiror Company or the Acquiror Company Controlling Persons of any covenant or obligation of the Acquiror Company or the Acquiror Company Controlling Persons in this Agreement required to be performed by the Acquiror Company or the Acquiror Company Controlling Persons on or prior to the Closing Date; or

(c)  any and all Damages against the Acquiror Company or the Acquiror Company Controlling Persons, occurring on or prior to the Closing Date.

Section 11.4 Limitations on Liability. No Company Indemnified Party or Bioauthorize Indemnified Party shall be entitled to indemnification pursuant to Section 11.2 or 11.3, respectively, unless and until the aggregate amount of Damages to all Company Indemnified Parties or Bioauthorize Indemnified Parties, respectively, with respect to such matters under Section 11.5 exceeds $20,000, at which time, the Company Indemnified Parties or Bioauthorize Indemnified Parties, respectively, shall be entitled to indemnification for the total amount of such Damages in excess of $20,000.

Section 11.5 Determining Damages. Materiality qualifications to the representations and warranties of Bioauthorize and the Bioauthorize Shareholders or the Acquiror Company and the Acquiror Company Controlling Persons shall not be taken into account in determining the amount of Damages occasioned by a breach of any such representation and warranty for purposes of determining whether the aggregate damage threshold set forth in Section 11.4 has been met.

ARTICLE XII.
GENERAL PROVISIONS

Section 12.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

Section 12.2 Public Announcements. The Acquiror Company shall promptly, but no later than three (3) days following the execution of this Agreement, issue a press release disclosing the transactions contemplated hereby. Prior to the Closing Date, Bioauthorize and the Acquiror Company shall consult with each other in issuing any other press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby, and neither party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing party shall provide the other party with prior notice of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reasonable comments of the other party.

Section 12.3 Confidentiality.

(a)  Subsequent to the date of this Agreement, the Acquiror Company, the Bioauthorize Shareholders and Bioauthorize will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any required filing with the Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

(b)  In the event that any party is required to disclose any information of another party pursuant to Section (ii) or (iii) of Section 12.3(a), the party requested or required to make the disclosure (the "disclosing party") shall provide the party that provided such information (the "providing party") with prompt notice of any such requirement so that the providing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 12.3. If, in the absence of a protective order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party's information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party's information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the providing party's information.

(c) If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

Section 12.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by written notice to the other parties):

If to Acquiror Company:

Genesis Holdings, Inc.
1525 Clover Hill Road
Mansfield, Texas 76063
Attention: Jason Pratte
Telephone No: 817-477-3863
Facsimile No.: 817-478-9890

with a copy to

Keller Rohrback P.L.C.
3101 North Central Avenue
Suite 1400
Phoenix, Arizona 85012
Attention: Stephen R. Boatwright, Esq.
Telephone No: 602-230-6361
Facsimile No: 602-248-2822

If to Bioauthorize or the Bioauthorize Shareholders

Bioauthorize, Inc.
15849 North 71st Street
Scottsdale, Arizona 85254
Attention: Yada Schneider, CEO
Telephone No:
Facsimile No:

with a copy to

Ronald J. Stauber, Esq
1880 Century Park East, Suite 300
Los Angeles, California 90067
Telephone No.: 310-556-0080
Facsimile No.: 310-556-3687

Jeffrey R. Perry Law Firm, P.C.
7119 E. Shea Blvd., Suite 109-111
Scottsdale, AZ 85254-6107
Attention: Jeffrey Perry, Esq.
Telephone No.: 480-368-5441
Facsimile No.: 1-866-288-4877

Section 12.5 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 12.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 12.7 Entire Agreement; Modification. This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all of the parties.

Section 12.8 Assignment; Successors; and Third Party Beneficiaries. No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties. Except as set forth in Section 7.1, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 12.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 12.10 Section Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section", "Sections", "Article" or "Articles" refer to the corresponding Section, Sections, Article or Articles of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

Section 12.11 Governing Law. This Agreement will be governed by the laws of the State of Nevada without regard to conflicts of laws principles. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 12.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 12.13 Separate Counsel. The parties stipulate and agree that, in entering into this Agreement, they have relied upon the advice and representation of counsel and other advisors selected by them. The parties particularly stipulate and agree that Keller Rohrback, PLC has exclusively represented the Acquiror Company and not Bioauthorize or the Bioauthorize Shareholders, which were represented by Ronald Stauber, Esq. and Jeffrey Perry, Esq.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

ACQUIROR COMPANY:		ACQUIROR COMPANY
CONTROLLING PERSONS:
GENESIS HOLDINGS, INC.

By:	/s/ Jason Pratte	/s/ Jason Pratte
	Jason Pratte	Jason Pratte
Chief Executive Officer

BIOAUTHORIZE, INC.		/s/ Larry Don Bankston
Larry Don Bankston

By:	/s/ Yada Schneider
Yada Schneider
President

BIOAUTHORIZE SHAREHOLDERS:

/s/ Yada Schneider
Yada Schneider

/s/ G. Neil Van Wie
G. Neil Van Wie

/s/ Gerald B. Van Wie
Gerald B. Van Wie

Soliton, LLC

By:	/s/ Granger B. Whitelaw
Granger B. Whitelaw, Managing Director

Members Only Financial, Inc.

By:	/s/ Douglas S. Oberan
Douglas S. Oberan, President

EXHIBIT A

SHARES AND ACQUIROR COMPANY SHARES TO BE EXCHANGED

Bioauthorize Shareholder Name and Address	Bioauthorize Shares	Exchange Shares (common stock)

Yada Schneider 15849 N. 71st Street Scottsdale, AZ 85254	47,093 (common)	7,128,000

Gerald B. Van Wie 15849 N. 71st Street Scottsdale, AZ 85254	47,093 (common)	7,128,000

G. Neil Van Wie 15849 N. 71st Street Scottsdale, AZ 85254	5,814 (common)	880,000

Members Only Financial, Inc. 16680 N. 174th Lane Surprise, AZ 85388	16,279 (Series A preferred)	2,464,000

Soliton, LLC 49 W. River Road Rumson, NJ 07760	15,856 (common)	2,400,000

Total Shares	132,135	20,000,000